THIS WARRANT AND THE COMMON SHARES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS WARRANT MAY NOT BE EXERCISED, SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF SHALL NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) AUGUST 16, 2007, AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

WARRANT CERTIFICATE

TO ACQUIRE COMMON SHARES OF

MITEL NETWORKS CORPORATION

Warrant No.: FP-1

Number of Common Shares:	[____________]

Date of Issuance: August 16, 2007

THIS CERTIFIES that, for value received, [_____________________] or its assigns (the “Holder”), the registered holder of this common share purchase warrant certificate (the “Warrant Certificate”), is entitled to subscribe for and purchase up to [_____________] ([_________]) Common Shares (the “Warrant Shares”) (such maximum number to be subject to adjustment as provided by the provisions hereof) in the capital of Mitel Networks Corporation (the “Corporation”) at any time and from time to time during the Exercise Period (as defined herein), at a price per share equal to $1.32 (as adjusted pursuant to the provisions hereof) (the “Exercise Price”) (the “Warrant”).

Capitalized terms used herein have the meaning set forth in Section 5.1 of this Warrant Certificate.

ARTICLE 1

EXERCISE OF WARRANT

1.1	Election to Exercise

The right to purchase Warrant Shares evidenced by this Warrant Certificate may be exercised by the Holder at any time and from time to time during the period commencing on the date hereof and ending at 5:00 p.m. (Ottawa time) on the fifth anniversary of the date hereof (the “Exercise Period”), in whole or in part and in accordance with the provisions hereof, by (i) delivery of an election to exercise notice in the form substantially the same as that attached hereto as Schedule A (the “Election to Exercise Form”) or a net issuance notice in the form substantially the same as that attached hereto as Schedule B (the “Net Issuance Form”) properly completed and executed, for the number of Warrant Shares therein specified, and (ii) unless the Holder elects to use the Net Issuance Form, payment to the Corporation of the Exercise Price, in cash, certified cheque or bank draft, in respect of each Warrant Share issuable upon such exercise. The Election to Exercise Form or Net Issuance Form, as the case may be, and Exercise Price in respect of each exercise, if applicable, must be received by the Corporation during the Exercise Period at its principal office at: Mitel Networks Corporation, 350 Legget Drive, Kanata, Ontario, K2K 2W7, Fax: (613) 592-7813, Attention: Secretary, or such other address in Canada as may be notified in writing by the Corporation (the “Exercise Location”).

1.2	Exercise

The Corporation shall, on the date it receives a duly executed Election to Exercise Form and payment in full of the Exercise Price in respect of each exercise of this Warrant or the Net Issuance Form (the “Exercise Date”), issue the Warrant Shares underlying the portion of this Warrant duly exercised as fully paid and non-assessable Common Shares.

1.3	Automatic Exercise

Contemporaneously with the closing of a Qualified IPO, or in the event of a transaction which results in all or substantially all of the Common Shares being acquired for cash consideration (whether effected by amalgamation, statutory arrangement or other similar transactions), this Warrant shall automatically be exercised for Warrant Shares, if any, in accordance with the net issuance procedure set out in Section 1.4, unless the Holder elects to pay the Exercise Price in connection with this Warrant, in which case the exercise of this Warrant shall take place in accordance with Section 1.2, failing either of which, this Warrant shall be cancelled.

1.4	Net-Issuance Exercise

At any time during the Exercise Period the Holder may elect to receive by delivery of a duly executed Net Issuance Form at the Exercise Location, without the payment by the Holder of any additional consideration, a number of fully-paid non-assessable Warrant Shares as is computed by the following formula:

X = Y (A-B)

A

where

X =	the number of Warrant Shares that shall be issued to the Holder.
Y =	the number of Warrant Shares in respect of which the net issuance election is being made.

A =	the “Fair Market Value” (as defined herein) of one Common Share as at the time the net issuance election is made.
B =	the Exercise Price (as adjusted to the date of calculation)
1.5	Share Certificates

As promptly as practicable after the Exercise Date and in any event within five (5) Business Days, upon the due and valid exercise of this Warrant, the Corporation shall issue and deliver to the Holder, or such Person as the Holder directs, a certificate or certificates for the Warrant Shares, as well as, upon surrender to the Corporation of this Warrant Certificate, a new warrant certificate containing the same terms and conditions as this Warrant Certificate, and representing the remaining unexercised portion of this Warrant, if any. To the extent permitted by law, such exercise shall be deemed to have been effected immediately prior to 5:00 p.m. (Ottawa time) on the Exercise Date, and at such time, the rights of the Holder with respect to this Warrant which have been exercised as such shall cease, and the Person or Persons in whose name or names any certificate or certificates for Warrant Shares shall then be issuable upon such exercise shall be deemed to have become the holder or holders of record of the Warrant Shares represented thereby.

1.6	Fractional Common Shares

No fractional Common Shares shall be issued upon exercise of this Warrant. If any fractional interest in a Common Share would, except for the provisions of this Section 1.6, be deliverable upon the exercise of this Warrant, the Corporation shall, in lieu of delivering the fractional Common Shares therefor satisfy the right to receive such fractional interest by rounding up the number of Common Shares to the nearest whole number.

1.7	Common Shares to be Reserved

The Corporation covenants and agrees that all Warrant Shares issuable upon the exercise of this Warrant will, upon issuance, be duly authorized and issued, fully paid and non-assessable.

1.8	No Issuance Charge

The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder.

1.9	Replacement

Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of this Warrant Certificate and an indemnity in form and substance reasonably satisfactory to the Corporation, the Corporation will issue to the Holder, at no charge to the Holder, a replacement Warrant Certificate (containing the same terms and conditions as this Warrant Certificate).

1.10	Expiry

At the end of the Exercise Period all rights under this Warrant Certificate in respect of which the right of subscription and purchase provided for has not been exercised will wholly cease and terminate, and any unexercised portion of this Warrant will be void and of no effect.

ARTICLE 2

ADJUSTMENTS TO EXERCISE PRICE

2.1	Adjustments for Dilution

If, following the date hereof (the “Original Issuance Date”), the Corporation issues any additional Common Shares or Derivative Securities (other than Excluded Issuances or in connection with an event to which Section 2.4, 2.5 or 2.6 applies) for Consideration Per Share that is less than the Exercise Price in effect immediately prior to such issuance, then the Exercise Price in effect immediately prior to such issuance shall be adjusted in accordance with the following formula:

EP2	=	EP1 (A+B) / (A+C), where:
EP2 =	New Exercise Price after giving effect to issuance of additional Common Shares or Derivative Securities (“New Issue”)
EP1	=	Exercise Price in effect immediately prior to the New Issue
A	=	Number of Common Shares deemed to be outstanding immediately prior to
New Issue on an as-if-converted to Common Shares basis
B	=	Aggregate consideration received by the Corporation with respect to the New
Issue divided by EP1
C	=	Number of Common Shares issued in the New Issue on an as-if converted to

Common Share basis

For the purpose of this Article 2, the “Exercise Price” shall initially be $1.32. The maximum number of Warrant Shares issuable on the exercise of this Warrant shall be increased to a number equal to the product obtained by multiplying the number of Warrant Shares issuable on exercise of this Warrant immediately prior to such adjustment by EP1/ EP2.

2.2	Additional Provisions Regarding Dilution

For purposes of this Article 2:

(a)	if a part or all of the consideration received by the Corporation in connection with the issuance of additional Common Shares or Derivative Securities consists of property other than cash, such consideration is deemed to have a value equal to its Fair Market Value;

(b)

no adjustment of the Exercise Price is to be made upon the issuance of any Derivative Securities or additional Common Shares that are issued upon the exercise, conversion or exchange of any Derivative Securities;

(c)

any adjustment of the Exercise Price is to be disregarded if, and to the extent that, all of the Derivative Securities that gave rise to such adjustment expire or are cancelled without having been exercised or converted, so that the Exercise Price effective immediately upon such cancellation or expiration is equal to the Exercise Price that otherwise would have been in effect immediately prior to the time of the issuance of the expired or cancelled Derivative Securities, with any additional adjustments as subsequently would have been made to that Exercise Price had the expired or cancelled Derivative Securities not been issued;

(d)

if the terms of any Derivative Securities previously issued by the Corporation are changed (whether by their terms or for any other reason) so as to raise or lower the Consideration Per Share payable with respect to such Derivative Securities (whether or not the issuance of such Derivative Securities originally gave rise to an adjustment of the Exercise Price), the Exercise Price is adjusted as of the date of such change;

(e)	the Consideration Per Share received by the Corporation in respect of Derivative Securities is determined in each instance as follows:
(i)

the Consideration Per Share is determined as of the date of issuance of Derivative Securities without giving effect to any possible future price adjustments or rate adjustments that might be applicable with respect to such Derivative Securities and that are contingent upon future events; and

(ii)

in the case of an adjustment to the Exercise Price to be made as a result of a change in terms of any Derivative Securities, the Consideration Per Share for purposes of calculating the adjustment to the Exercise Price is determined as of the date of such change and, for greater certainty, not as of the date of the issuance of the Derivative Securities; and

(f)

notwithstanding any other provisions contained in this Warrant Certificate, but except as provided in Section 2.2(d) or 2.4, no adjustment to the Exercise Price is to be made in respect of the issuance of additional Common Shares or Derivative Securities in any case in which such adjustment would otherwise result in the Exercise Price being greater than the Exercise Price in effect immediately prior to the issuance of such additional Common Shares or Derivative Securities.

2.3	Excluded Transactions

Notwithstanding Section 2.1, no adjustment to the Exercise Price is to be made in connection with the following issuances (“Excluded Issuances”):

(a)	any Common Shares issued or issuable upon exercise of this Warrant or other warrants issued on the date hereof, up to 21,830,508 Common Shares (subject to adjustment pursuant to this Article 2);
(b)

any option to purchase Common Shares or other Derivative Securities granted under any stock option plan, stock purchase plan or other stock compensation program of the Corporation approved by the Board of Directors and/or Common Shares or other Derivative Securities allotted for issuance, issued or issuable pursuant to any such plan or arrangement, or the issuance of any Common Shares upon the exercise of any such options or other Derivative Securities; provided, however, that any Common Shares issued upon the exercise of any such options, together with any Common Shares or Derivative Securities allocated for issuance, issued or issuable, shall not exceed 12.5% of the Common Shares outstanding on the Original Issuance Date (calculated on an as-if-converted into Common Shares basis);

(c)	any equity securities issued pursuant to a Qualified IPO;
(d)

any issuance of Common Shares pursuant to the exercise of any warrants outstanding as of the Original Issuance Date to acquire Common Shares issued to each of (i) the Canadian Imperial Bank of Commerce (ii) EdgeStone Capital Equity Fund II-B GP, Inc., as agent for EdgeStone Capital Equity Fund II-A, L.P. and its parallel investors, and EdgeStone Capital Equity Fund II Nominee, Inc., as nominee for EdgeStone Capital fund II-A, L.P. and its parallel investors, (iii) Highbridge International LLC, Marathon Special Opportunity Special Fund, Ltd., Fore Convertible Master Fund, Ltd. and Fore Multistrategy Master Fund, Ltd. and (iv) Technology Partnerships Canada, or any of their permitted assignees (pursuant to contracts in existence on the Original Issuance Date);

(e)

any equity securities issued to bona fide consultants or professional advisors of the Corporation as part of the consideration for services received by the Corporation from such consultants or professional advisors; provided that such issuances in the aggregate do not exceed 0.25% of the Common Shares issued and outstanding on the Original Issuance Date, all calculated on an as-if-converted into Common Shares basis; and

(f)

any Common Shares or Derivative Securities issued to or in connection with any of the following (i) licensors of technology to the Corporation, (ii) lending or leasing institutions in connection with obtaining debt financing, or (iii) any other technology licensing, equipment leasing or other non equity interim financing transaction; provided that: (A) any such transaction or transactions approved by the Board of Directors; and (B) the maximum aggregate number of Common Shares (including Common Shares issuable on the conversion or exercise of Derivative Securities) that may be issued pursuant to all transactions contemplated by this clause (i) shall not exceed 1% of the aggregate number of Common Shares issued and outstanding on the Original Issuance Date (subject to appropriate adjustments for stock dividends, stock splits, stock consolidations, capital reorganizations and the like occurring after the Original Issuance Date), all calculated on an as-if-converted into Common Shares basis.

2.4	Adjustments for Stock Splits

Immediately following the occurrence of any one or more Stock Splits occurring at any time prior to the Expiry Date, the Exercise Price in effect immediately prior to the occurrence of such event shall be adjusted such that the Exercise Price is equal to the product obtained by multiplying the Exercise Price immediately before the Stock Split by a fraction:

(a)	the numerator of which is the number of Common Shares issued and outstanding immediately before the Stock Split; and
(b)	the denominator of which is the number of Common Shares issued and outstanding immediately after the Stock Split.

The maximum number of Warrant Shares which the Holder is entitled to purchase under this Warrant Certificate shall also be adjusted at the same time by multiplying the number by the inverse of the fraction set out above.

2.5	Adjustments for Capital Reorganizations

If and whenever at any time prior to the Expiry Date, the Common Shares are changed into the same or a different number of shares of any class or series, whether by capital reorganization, reclassification or otherwise (other than a Stock Split) or, subject to Section 1.3, upon a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other corporation in respect of any unexercised portion of this Warrant, the Holder shall thereafter be entitled to receive and shall accept in lieu of the number of Warrant Shares, as then constituted, to which the Holder was previously entitled to receive upon exercise of this Warrant, but for the same aggregate consideration payable therefore, the number of shares or other securities or property of the Corporation or of the company resulting from such reclassification, capital reorganization, consolidation, amalgamation or merger, that such Holder would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, merger on the effective date thereof, if the Holder had been the registered holder of the number of Common Shares to which the Holder was previously entitled upon due exercise of this Warrant; and in any case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares or securities or property to which the Holder of this Warrant may be entitled upon the exercise of this Warrant thereafter.

2.6	Other Distributions

In the event the Corporation declares a distribution payable in securities (other than securities of the Corporation), evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends paid in the ordinary course of business) then, in each such case for the purpose of this Section 2.6, the Holder shall be entitled upon exercise of this Warrant to a proportionate share of any such distribution as though it were the holder of the number of Common Shares into which this Warrant were exercisable as of the record date fixed for the determination of the holders of Common Shares of the Corporation entitled to receive such distribution.

2.7	No Impairment

The Corporation will not, by amendment of its articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant Certificate, but will at all times in good faith assist in the carrying out of all the provisions of Article 2 and in the taking of any action necessary or appropriate in order to protect the rights of the Holder against impairment.

2.8	Reservation of Common Shares

The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the exercise of this Warrant, such number of Warrant Shares as from time to time is sufficient to effect the exercise of this entire Warrant, and if at any time the number of authorized but unissued Common Shares is not sufficient to effect the exercise in full of this Warrant, then the Corporation will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as is sufficient for such purpose.

2.9	Disputes

If a dispute shall at any time arise with respect to adjustments in the Exercise Price, such dispute shall be conclusively determined by the Corporation’s firm of independent chartered accountants as may be selected by the board of directors of the Corporation and any such determination shall be binding upon the Corporation and the Holder, absent manifest error. Such firm of independent chartered accountants shall be provided access to all necessary records of the Corporation. If any such determination is made, the Corporation shall deliver a certificate to the Holder describing such determination.

2.10	Certificate as to Adjustments

In each case of an adjustment or readjustment of the Exercise Price, the Corporation will promptly furnish the Holder with a certificate, prepared by the firm of independent chartered accountants, showing such adjustment or readjustment, and stating in reasonable detail the facts upon which such adjustment or readjustment is based.

2.11	Further Adjustment Provisions

If, at any time as a result of an adjustment made pursuant to this Article 2, the Holder becomes entitled to receive any shares or other securities of the Corporation other than Common Shares upon surrendering this Warrant for exercise, the conversion ratio in respect of such other shares or securities (if such other shares or securities are by their terms convertible securities) will be adjusted after that time, and will be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Exercise Price contained in this Article 2, and the remaining provisions of this Article 2 will apply mutatis mutandis to any such other shares or securities.

2.12	Other Events

If any change in the outstanding Common Shares or any other event occurs as to which the anti-dilution provisions of this Article 2 are not strictly applicable or, if strictly applicable, would not fairly protect the rights of the Holder in accordance with such provisions, then the board of directors of the Corporation shall make an adjustment in the number or class of shares to be issued pursuant to the exercise of this Warrant, the Exercise Price or the application of such provisions, so as to protect such rights of the Holder as aforesaid. The adjustment shall be such as will give the Holder, upon exercise for the same aggregate Exercise Price, the total number, class and kind of shares as it would have owned had this Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

2.13	Cumulative Adjustments

The adjustments provided for in this Article 2 are cumulative and shall apply to successive Stock Splits, capital reorganizations, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Article 2. If the Corporation sets a record date to determine the holders of its Common Shares for the purpose of any event which would result in an adjustment to the number of Warrant Shares issuable upon exercise of this Warrant and shall thereafter and before the completion of such event legally abandon its plan to do so, then no adjustment in the number of Warrant Shares to which the Holder is entitled pursuant to exercise of this Warrant shall be required by reason of the setting of such record date.

2.14	Notice of Adjustment

Upon any adjustment of the number or kind of securities into which this Warrant is exercisable, the Corporation shall give written notice thereof to the Holder, which notice shall state the number of Warrant Shares or other securities subject to this Warrant resulting from such adjustment, and shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the request of the Holder, there shall be transmitted promptly to the Holder a statement of a firm of independent chartered accountants to the effect that such firm concurs in the Corporation’s calculation of the change.

2.15	Notice of Special Matters

The Corporation covenants that, so long as this Warrant remains outstanding, it will give notice to the Holder of its intention to fix a record date for any event referred to in this Article 2 which may give rise to an adjustment in the Exercise Price or the number of Warrant Shares issuable upon exercise of this Warrant, and such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Corporation shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than fourteen (14) days prior to the applicable record date.

ARTICLE 3

LIMITATION ON TRANSFER

3.1	Limitations on Transfer

Subject to compliance with all applicable securities laws, including the Securities Act, and the terms and conditions of the Shareholders’ Agreement, this Warrant, the Warrant Shares or any interest therein or portion thereof shall be fully transferable, in whole or in part, at any time and from time to time.

3.2	Transfer Legend

Each certificate representing (i) the Warrant Shares or (ii) any other securities issued in respect to the Warrant Shares, upon any stock split, stock dividend, capital reorganization, merger, consolidation or similar event, shall (unless such securities have been qualified for distribution and resale under applicable securities laws) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under any applicable securities laws and pursuant to the Shareholders’ Agreement unless, in the opinion of counsel for the Holder thereof (which counsel shall be satisfactory to the Corporation, acting reasonably, the legend is no longer required by law):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES MAY NOT BE SOLD, OFFERRED FOR SALE OR OTHERWISE TRANSFERRED UNLESS (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO THE

REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW.

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF SHALL NOT TRADE THE SECURITIES BEFORE THE DATE THAT IS 4 MONTHS AND A DAY AFTER THE LATER OF (i) AUGUST 16, 2007 AND (ii) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

ARTICLE 4

WARRANTIES AND COVENANTS

4.1	General Covenants, Responsibilities and Warranties of the Corporation
(a)	The Corporation represents and warrants that it is duly authorized to enter into and perform its obligations under this Warrant Certificate.
(b)

The Corporation shall at all times reserve and keep available free from pre-emptive rights, out of the aggregate of its authorized unissued Common Shares, for the purpose of enabling it to satisfy any obligation to issue Common Shares upon exercise of this Warrant, the full number of Warrant Shares deliverable upon the exercise thereof.

(c)	The Corporation covenants that all Warrant Shares which may be issued upon exercise of this Warrant and payment therefor will, upon issue, be fully paid and non-assessable.
(d)

In the event that the Common Shares are listed or quoted for trading on any stock exchange or quotation system, the Corporation shall use its commercially reasonable best efforts to cause all Warrant Shares issued upon exercise of this Warrant to be listed for trading on each such exchange.

(e)

The Corporation represents and warrants that all necessary corporate actions have been done and performed to create this Warrant and to make this Warrant and this Warrant Certificate a legal, valid and binding obligation of the Corporation. The Corporation will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required for the better accomplishing and effecting of the intentions and provisions of this Warrant Certificate.

(f)

The Corporation will give written notice of the issue of the Warrant Shares upon the exercise of this Warrant, in such detail as may be required, to each securities commission or similar regulatory authority in each applicable jurisdiction in

Canada in which there is legislation or regulations requiring the giving of any such notice.

(g)

The Corporation will direct its transfer agent to, or if the Corporation serves as its own transfer agent, the Corporation shall, issue share certificates representing the number of Warrant Shares issuable upon exercise of this Warrant as evidenced by a duly executed Election Exercise Form or Net Issuance Form, and subject to adjustment as set forth herein within five (5) Business Days of receipt of such form by the Corporation.

(h)

Except in the case that this Warrant is deemed to be automatically exercise as contemplated by Section 1.3 hereof, the Corporation will not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a “successor corporation”) whether by way of reorganization, reconstruction, consolidation, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction, the Corporation and the successor corporation shall have executed such instruments and done such things as, in the opinion of counsel to the Holder, are reasonably necessary or advisable to establish that upon the consummation of such transaction:

(i)	the successor corporation will have assumed all the covenants and obligations of the Corporation under this Warrant Certificate; and
(ii)	this Warrant will be a valid and binding obligation of the successor corporation entitling the Holder, as against the successor corporation, to all the rights of the Holder under this Warrant.
(i)

The Corporation represents and warrants that the issuance, execution and delivery of this Warrant does not, and the issuance of the Warrant Shares upon the exercise of this Warrant in accordance with the terms hereof will not, (i) violate or contravene the Corporation’s articles, by-laws, or any law, statute, regulation, rule, judgment or order applicable to the Corporation, (ii) violate, contravene or result in a breach or default under any contract, agreement or instrument to which the Corporation is a party or by which the Corporation or any of it assets are bound or (iii) require the consent or approval of or the filing of any notice or registration with any person or entity.

4.2	Payment of Taxes and Duties

The Corporation shall pay all expenses in connection with, and all taxes including all applicable stamp, registration, bank transaction and Other Taxes (other than income tax and capital gains tax exigible on the income of the Holder), if any, and all other governmental charges that may be properly imposed on the Corporation in respect of the issue or delivery of Warrant Shares issuable upon the exercise of this Warrant, and shall indemnify and hold the Holder or its affiliates harmless from any taxes, interest and penalties which may become payable by the Holder or its affiliates as a result of the failure or delay by the Corporation to pay such taxes specified above. For the purposes hereof, “Other Taxes” means any present or future stamp, documentary or similar issue or transfer taxes or any other excise or property taxes, charges or similar levies in respect of the issue or delivery of the Warrant Shares issuable upon exercise of this Warrant.

4.3	Remedies

To the extent permitted by law, the Corporation’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing Common Shares upon exercise of this Warrant as required pursuant to the terms hereof.

ARTICLE 5

RULES OF INTERPRETATION

5.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set out below:

“as-if converted to Common Share basis” means:

(a)	in respect of a Class 1 Share, the number of whole Common Shares into which such Class 1 Share is then convertible; and
(b)	in respect of any other Derivative Securities, the number of whole Common Shares into which such securities are then convertible, exchangeable or exercisable;

“Business Day” means any day, other than a Saturday or Sunday, on which chartered banks in Ottawa, Ontario, are open for commercial banking business during normal banking hours;

“Class 1 Shares” means the Class 1 Convertible Preferred Shares of the Corporation;

“Common Shares” means the common shares in the capital of the Corporation;

“Consideration Per Share” means:

(c)	in respect of the issuance of Common Shares, an amount equal to:
(i)	the total consideration received by the Corporation for the issuance of such Common Shares, divided by
(ii)	the number of such Common Shares issued;
(d)	in respect of the issuance of Derivative Securities, an amount equal to:
(i)

the total consideration received by the Corporation for the issuance of such Derivative Securities plus the minimum amount of any additional consideration payable to the Corporation upon exercise, conversion or exchange of such Derivative Securities; divided by

(ii)

the maximum number of Common Shares that would be issued if all such Derivative Securities were exercised, converted or exchanged in accordance with their terms on the effective date of the relevant calculation, provided, however, that if the amount determined in accordance with this clause (i) or (ii) above equals zero in respect of any particular issuance of Common Shares or Derivative Securities, then the “Consideration Per Share” in respect of such issuance shall be the amount as may be determined by the agreement in writing of the Corporation and the Holder. In the event that the Corporation and the Holder do not agree on such amount, the Corporation shall not issue such Common Shares or Derivative Securities;

“Derivative Securities” means:

(e)	all shares and other securities that are convertible into or exchangeable for Common Shares (including the Class 1 Shares); and
(f)	all options, warrants and other rights to acquire Common Shares or securities directly or indirectly convertible into or exchangeable for Common Shares;

“Excluded Issuances” has the meaning set forth in Section 2.3 of this Warrant Certificate.

“Expiry Date” means August 16, 2012;

“Fair Market Value” means:

(a)	in respect of assets other than securities, the fair market value thereof as determined in good faith by the Board of Directors, provided, however, that if the

Holder object in writing to any such determination within 10 days of receiving notice of such determination, the fair market value will be determined by an independent and qualified investment banking or business valuation firm mutually agreeable to the Board of Directors and the Holder, whose decision is final and binding on all Persons (the costs of which shall be borne by the Corporation);

(b)	in respect of Common Shares, the fair market value thereof, as determined in accordance with Exhibit “1” attached to this Warrant; and
(c)	in respect of securities other than Common Shares:
(i)	if such securities are not subject to any statutory hold periods or contractual restrictions on transfer:
(A)

if traded on one or more securities exchanges or markets, the weighted average of the closing prices of such securities on the exchange or market on which the securities are primarily traded over the 20 day period ending three days prior to the relevant date;

(B)	if actively traded over-the-counter, the weighted average of the closing bid or sale prices (whichever are applicable) over the 20 day period ending three days prior to the relevant date; or
(C)

if there is no active public market, the fair market value of such securities as determined in good faith by the Board of Directors, but no discount or premium is to be applied to their valuation on the basis of the securities constituting a minority block or a majority block of securities, or

(ii)

if such securities are subject to statutory hold periods or contractual restrictions on transfer, or both, the fair market value of such securities as determined by applying an appropriate discount, as determined in good faith by the Board of Directors, to the value as calculated in accordance with clause (A) above, provided, however, that if the Holder object in writing to any determination of the Board of Directors made under clause (A) or (B) above within 10 days of receiving notice of such determination, the applicable fair market value and/or discount, as the case may be, will be determined by an independent investment banking or business valuation firm mutually agreeable to the Board of Directors and the Holder, as the case may be, whose decision is final and binding on all Persons (the costs of which shall be borne by the Corporation);

“Qualified IPO” has the meaning set out in the Shareholders’ Agreement;

“Shareholders’ Agreement” means the shareholders’ agreement dated as of the date hereof among the Corporation, the Holder and certain other parties; and

“Stock Split” means:

(d)	the issuance of Common Shares as a dividend or other distribution on outstanding Common Shares;
(e)	the subdivision of outstanding Common Shares into a greater number of Common Shares; or
(f)	the combination of outstanding Common Shares into a smaller number of Common Shares.
5.2	Certain Rules of Interpretation

In this Agreement:

(a)	Currency – Unless otherwise specified, all references to money amounts are to lawful currency of the United States of America.
(b)

Governing Law – This Warrant Certificate is a contract made under and shall be governed by and construed in accordance with the laws of the State of New York. Subject to Section 2.9 and with respect to determination of the Fair Market Value as provided for herein, any action, suit or proceeding arising out of or relating to this Warrant Certificate shall be brought in the courts of the State of New York and each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of such courts.

(c)	Headings – Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Warrant Certificate.
(d)	Number and Gender – Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.
(e)	Time – Time is of the essence in the performance of the parties’ respective obligations under this Warrant Certificate.
(f)

Time Periods – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g)

Business Days – If any payment is required to be made or other action is required to be taken pursuant to this Warrant Certificate on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.

(h)	Including – Where the word “including” or “includes” is used in this Warrant Certificate, it means “including (or includes) without limitation”.
(i)

No Strict Construction – The language used in this Warrant Certificate is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(j)

Severability – If, in any jurisdiction, any provision of this Warrant Certificate or its application to the Corporation or the Holder or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Warrant Certificate and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to the other party or other circumstances.

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by a duly authorized officer.

DATED this 16th day of August, 2007.

MITEL NETWORKS CORPORATION
By:

Name:
Title:

[SIGNATURE PAGE TO SERIES 1 WARRANT CERTIFICATE]

EXHIBIT I

DETERMINATION OF FAIR MARKET VALUE

The “Fair Market Value” of Common Shares will be determined in accordance with the following procedures:

(k)	The Board of Directors and the Holder will in good faith attempt to agree upon the Fair Market Value of the Common Shares that are the subject of the proposed determination under this Exhibit “1”.
(l)

Fair Market Value of such Common Shares will in all cases (i) be calculated on the assumption of an arm’s length sale at open market value on a “going concern basis” with no minority discount applied, and (ii) take into account any conversion rights, liquidation preferences and any other entitlements attached to any other securities of the Corporation.

(m)

If the Fair Market Value has not been agreed upon between the Corporation and the Holder within 10 Business Days after commencing their good faith attempt to agree upon the Fair Market Value under clause (a) above, then within five Business Days after the end of such 10 Business Day period, the Corporation and the Holder shall jointly appoint a U.S. or Canadian nationally recognized independent and qualified investment banking or business valuation firm (the “Valuator”) to determine the Fair Market Value of such shares which are subject of the proposed determination under this Exhibit “1”. If the Corporation, the Holder cannot agree on a Valuator within such five Business Day period, the Corporation or the Holder may thereafter apply to a court of competent jurisdiction to have the court appoint such Valuator meeting the foregoing criteria to determine the Fair Market Value of the subject shares. The determination by the Valuator shall be final and binding on the Corporation and the Holder absent manifest error.

(n)

The Corporation shall be responsible for all costs incurred in connection with the independent valuation performed by the Valuator (including the costs of any court proceeding to appoint the Valuator, if applicable).

(o)

The Valuator shall be instructed to deliver its determination of Fair Market Value as at the applicable valuation date, as soon as practicable following its appointment and in any event within 30 Business Days thereafter.

(p)	In the event that the Valuator provides a range of fair market values, the middle of such range shall be utilized for purposes of determining the Fair Market Value of the subject shares.
(q)

The Corporation shall immediately provide to the Valuator such information, including confidential information, and allow such firm to conduct “due diligence” and make such investigations and inquiries with respect to the affairs of the Corporation and its subsidiaries as may be required by such Valuator in order to fulfill its mandate, provided that such firm executes a confidentiality agreement in favor of the Corporation containing standard terms and conditions.

SCHEDULE A

ELECTION TO EXERCISE

TO:	MITEL NETWORKS CORPORATION

The undersigned, holder of the Warrant Certificate, hereby exercises the Warrant in respect of _________ common shares of Mitel Networks Corporation (or such number of other securities or property to which such exercise entitles it in lieu thereof or in addition thereto in accordance with the provisions of the Warrant Certificate) on the terms specified in the Warrant Certificate.

The undersigned encloses the aggregate Exercise Price of $	in respect of this exercise.

The Warrant Shares (as this term is defined in the Warrant Certificate) subscribed for will be issued to the undersigned and certificate(s) representing the Warrant Shares will be mailed to the address set forth below.

DATED this ___th day of _______________, 20	.
[l]
By:

Name: l
Title: l

Print below the address in full of the Holder.

Address:	[l ]
Registration Instructions:	[l ]

SCHEDULE B

NET ISSUANCE ELECTION FORM

TO:	MITEL NETWORKS CORPORATION

The undersigned, holder of the Warrant Certificate hereby elects to receive, without payment by the undersigned of any additional consideration, __________________ Warrant Shares (as that term is defined in the Warrant Certificate) pursuant to Section 1.4 of the attached Warrant Certificate.

The Warrant Shares subscribed for will be issued to the undersigned and the certificate(s) representing the Warrant Shares will be mailed to the address set forth below.

DATED this ___th day of _______________, 20	.

[l ]
By:

Name: l
Title: l

Print below the address in full of the Holder.

Address:	[l]
Registration Instructions:	[l]